Exhibit 99
Gray
Television, Inc.
NEWS RELEASE
Gray Reports Operating Results
For the Three Months and Six Months Ended June 30, 2006
     Atlanta, Georgia – August 9, 2006 . . . Gray Television, Inc. (“Gray” or the “Company”) (NYSE: GTN) today announced results from operations for the three months (“second quarter”) and six months ended June 30, 2006 as compared to the three months and six months ended June 30, 2005.
Significant items to note for the period ended June 30, 2006:

Pro Forma(1) Adjusted Broadcast Cash Flow	Change from Same Period of Prior Year
See Page 10 for a reconciliation of this Non-GAAP term to Net Income

Pro Forma(1) Adjusted Broadcast Cash Flow for the three months ended June 30, 2006 of $33.9 million	Increased 9% or $2.9 million

Pro Forma(1) Adjusted Broadcast Cash Flow for the six months ended June 30, 2006 of $54.8 million	Increased 6% or $3.1 million

“As Reported” Operating Results for the
Three Months Ended June 30, 2006	Change from Same Period of Prior Year
Net local broadcast advertising revenue, excluding political advertising revenue, of $52.6 million	Increased 17% or $7.6 million

Net national broadcast advertising revenue, excluding political advertising revenue, of $21.4 million	Increased 14% or $2.6 million

Net political advertising revenue of $4.7 million	Increased $4.0 million reflecting the “on-year” of the political election cycle

“As Reported” Operating Results for the
Six Months Ended June 30, 2006	Change from Same Period of Prior Year
Net local broadcast advertising revenue, excluding political advertising revenue, of $99.1 million	Increased 18% or $15.0 million

Net national broadcast advertising revenue, excluding political advertising revenue, of $38.6 million	Increased 13% or $4.5 million

Net political advertising revenue of $6.5 million	Increased $5.5 million reflecting the “on-year” of the political election cycle

	June 30, 2006	December 31, 2005
Cash on Hand	$7.4million	$9.3million
Total Debt(2)	$858.3million	$792.5million
4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607

Comments on Results of Operations for the Three Months Ended:
Revenues.
Total revenues increased $13.4 million, or 20%, to $81.4 million reflecting, in part, the acquisition of television stations WSWG, Albany, GA on November 10, 2005, WSAZ, Charleston - Huntington, WV on November 30, 2005 and WNDU, South Bend, IN on March 3, 2006. On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU total net revenue increased 4% to $81.4 million.
Local advertising revenues, excluding political advertising revenues, increased $7.6 million, or 17%, to $52.6 million from $45.0 million.
Since January 1, 2005, the Company has launched 13 digital second channels in its existing television markets and acquired the television stations discussed above. Collectively, these transactions account for approximately 87%, or $6.6 million of the Company’s overall increase of $7.6 million in local advertising revenues, excluding political advertising revenues.
For the stations and digital second channels continuously operated since January 1, 2005, local advertising revenues, excluding political advertising revenues, increased 2% or $1.0 million due to increased demand for commercial time by local advertisers.
On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU discussed above, local advertising revenues, excluding political advertising revenues, increased 3% or $1.7 million due to increased demand for commercial time by local advertisers.
National advertising revenues increased 14%, or $2.6 million, to $21.4 million from $18.8 million.
The station acquisitions and launch of the digital second channels discussed above collectively account for approximately $3.0 million of this increase.
National advertising revenues, excluding political advertising revenues, for the stations and digital second channels continuously operated since January 1, 2005 decreased 2% or $428,000 due to decreased demand for commercial time by national advertisers.
On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU discussed above, national advertising revenues, excluding political advertising revenues, decreased 3% or $641,000.
Political advertising revenues increased to $4.7 million from $0.7 million reflecting the cyclical influence of the 2006 elections.
Operating expenses.
Operating expenses increased 19% to $57.7 million from $48.3 million in the same period of the prior year primarily as the result of the station acquisitions discussed above.
Broadcasting expenses, before depreciation, amortization and loss on disposal of assets increased $5.9 million, or 15%, to $45.5 million from $39.6 million.
The station acquisitions and the recently launched digital second channels discussed above collectively account for approximately 90% or $5.4 million of this increase.

Gray Television, Inc.
Earnings Release for the six months ended June 30, 2006	Page 2 of 11

For the stations and second channels continuously operated since January 1, 2005 broadcast expenses increased approximately 1%, or $569,000. Other non-payroll related expenses, including program costs, increased $564,000.
On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU discussed above, broadcast expenses increased approximately 1% to $45.5 million generally reflecting routine increases in payroll related expenses and in other non-payroll related expenses, including program costs.
Corporate and administrative expenses, before depreciation, amortization and loss on disposal of assets decreased 4% to $2.9 million from $3.0 million. The 2006 period includes an aggregate of approximately $193,000 of non-cash expenses recorded in connection with the Company’s adoption on January 1, 2006 of Statement of Financial Accounting Standards No. 123(R) (“SFAS 123(R)”) which relates to the new accounting rules for expensing stock based compensation. The corresponding period of 2005 contains $98,000 of non-cash expenses associated with restricted stock awards.
Comments on Results of Operations for the Six Months Ended:
Revenues.
Total revenues increased $23.3 million, or 18% to $149.6 million reflecting, in part, the acquisition of television stations KKCO, Grand Junction, CO on January 31, 2005, WSWG, Albany, GA on November 10, 2005, WSAZ, Charleston — Huntington, WV on November 30, 2005 and WNDU, South Bend, IN on March 3, 2006. On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU total net revenue increased 5% to $152.2 million.
Local advertising revenues, excluding political advertising revenues, increased $15.0 million, or 18%, to $99.1 million from $84.1 million.
Since January 1, 2005, the Company has launched 13 digital second channels in its existing television markets and acquired the television stations discussed above. Collectively, these transactions account for approximately 76%, or $11.4 million of the Company’s overall increase of $15.0 million in local advertising revenues, excluding political advertising revenues.
For the stations and digital second channels continuously operated since January 1, 2005, local advertising revenues, excluding political advertising revenues, increased 4% or $3.6 million due to increased demand for commercial time by local advertisers.
On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU discussed above, local advertising revenues, excluding political advertising revenues, increased 6% or $5.7 million due to increased demand for commercial time by local advertisers.
National advertising revenues increased 13% or $4.5 million to $38.6 million from $34.1 million.
The station acquisitions and launch of the digital second channels discussed above collectively account for approximately $5.1 million of this increase.
National advertising revenues, excluding political advertising revenues, for the stations and digital second channels continuously operated since January 1, 2005 decreased 2% or $617,000 due to decreased demand for commercial time by national advertisers.

Gray Television, Inc.
Earnings Release for the six months ended June 30, 2006	Page 3 of 11

On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU discussed above, national advertising revenues, excluding political advertising revenues, decreased 2% or $655,000.
Political advertising revenues increased to $6.5 million from $1.0 million reflecting the cyclical influence of the 2006 elections.
During the first quarter of 2006, the Company earned an aggregate total of approximately $2.9 million of revenue from the broadcast of the Winter Olympic Games. On a pro forma(1) basis, after giving effect to the acquisition of the television station WNDU discussed above, the aggregate total revenue attributable to the broadcast of the Winter Olympic Games approximated $3.4 million. No Olympic Games were broadcast in the first quarter of 2005.
Operating expenses.
Operating expenses increased 20% to $114.9 million from $95.4 million in the same period of the prior year primarily as the result of the station acquisitions discussed above.
Broadcasting expenses, before depreciation, amortization and loss on disposal of assets increased $12.3 million, or 16%, to $90.6 million from $78.3 million.
The station acquisitions and the recently launched digital second channels discussed above collectively account for approximately 78% or $9.6 million of this increase.
For the stations and second channels continuously operated since January 1, 2005 broadcast expenses increased approximately 3%, or $2.7 million. This increase was due to increased payroll costs of $1.4 million. Other non-payroll related expenses, including program costs, increased $1.2 million.
On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU discussed above, broadcast expenses increased approximately 4% to $92.7 million generally reflecting routine increases in payroll related expenses and in other non-payroll related expenses, including program costs.
Corporate and administrative expenses, before depreciation, amortization and loss on disposal of assets increased 15% to $6.7 million from $5.8 million. The 2006 period includes an aggregate of approximately $391,000 of non-cash expenses recorded in connection with the Company’s adoption on January 1, 2006 of SFAS 123(R) which relates to the new accounting rules for expensing stock based compensation. The corresponding period of 2005 contains $196,000 of non-cash expenses associated with restricted stock awards. Payroll and benefit costs, excluding non-cash stock based compensation, increased $438,000. In addition, professional service fees including legal, audit and financial consulting fees increased approximately $140,000 over the first six months of 2005.
Balance Sheet:
     Gray’s cash balance was $7.4 million at June 30, 2006 compared to $9.3 million at December 31, 2005. Gray generated $40.5 million of net cash from operations during the first six months of 2006 compared to $21.7 million for the prior year. The 2006 net cash generated from operations was offset in part by the return of capital to Gray’s common and preferred shareholders through the payment of $4.5 million of dividends. Gray used a total of $1.2 million to purchase and retire a portion of Gray’s 9.25% Senior Subordinated Notes and used $10.1 million to repay a portion of its Senior Credit Facility and other outstanding debt. Total debt

Gray Television, Inc.
Earnings Release for the six months ended June 30, 2006	Page 4 of 11

outstanding at June 30, 2006 and December 31, 2005 was $858.3 million and $792.5 million(2), respectively. Capital expenditures for the six months ended June 30, 2006 were $14.4 million compared to $17.1 million for the same period of the prior year.
Changes in the classification of certain items:
     Prior year operating results of the publishing and wireless segments in the accompanying condensed consolidated financial statements have been reclassified to conform to the 2006 presentation which reflects the results of those operations in income from discontinued operations, net of income taxes.
A Detailed table of operating results follows on the next page.

Gray Television, Inc.
Earnings Release for the six months ended June 30, 2006	Page 5 of 11

Gray Television, Inc.
Selected As Reported and Pro Forma Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	As Reported			Pro Forma(1)
	Three Months Ended			Three Months Ended
	June 30,			June 30,
			%			%
	2006	2005	Change	2006	2005	Change
Revenues (less agency commissions)	$81,391	$67,988	20%	$81,391	$77,942	4%
Operating expenses:
Operating expenses before depreciation, amortization and loss on disposal of assets, net:	45,538	39,585	15%	45,538	45,121	1%
Corporate and administrative	2,916	3,033	(4)%	2,916	3,033	(4)%
Depreciation and amortization of intangible assets	9,022	5,671	59%	9,022	7,624	18%
Loss on disposals of assets, net	189	51	271%	189	51	271%

	57,665	48,340	19%	57,665	55,829	3%

Operating income	23,726	19,648	21%	23,726	22,113	7%
Other income (expense):
Miscellaneous income, net	59	159	(63)%	59	158	(63)%
Interest expense	(16,656)	(11,312)	47%	(16,656)	(14,854)	12%
Loss on early extinguishment of debt	—	(4,770)	(100)%	—	(4,770)	(100)%

Income from continuing operations before income tax expense	7,129	3,725	91%	7,129	2,647	169%
Income tax expense	2,809	1,472	91%	2,809	1,032	172%

Income from continuing operations	4,320	2,253	92%	4,320	1,615	167%
Income from operations of discontinued publishing and wireless operations net of income tax expense of $0, $746, $0 and $1,941, respectively	—	1,140	(100)%	—	1,140	(100)%
Net income	4,320	3,393	27%	4,320	2,755	57%

Preferred dividends (includes accretion of issuance cost of $22, respectively)	815	814	0%	815	814	0%

Net income available to common stockholders	$3,505	$2,579	36%	$3,505	$1,941	81%

Basic per share information:
Net income from continuing operations available to common stockholders	$0.07	$0.03		$0.07	$0.02
Income from discontinued operations, net of tax	—	0.02		—	0.02

Net income available to common stockholders	$0.07	$0.05		$0.07	$0.04

Weighted average shares outstanding	48,791	48,639	0%	48,791	48,639	0%

Diluted per share information:
Net income from continuing operations available to common stockholders	$0.07	$0.03		$0.07	$0.02
Income from discontinued operations, net of tax	—	0.02		—	0.02

Net income available to common stockholders	$0.07	$0.05		$0.07	$0.04

Weighted average shares outstanding	48,791	48,851	0%	48,791	48,851	0%

Political revenue (less agency commission)	$4,706	$687	585%	$4,706	$929	407%

Gray Television, Inc.
Earnings Release for the six months ended June 30, 2006	Page 6 of 11

Gray Television, Inc.
Selected As Reported and Pro Forma Operating Data (Unaudited)
(in thousands except for per share data and percentages)

	As Reported			Pro Forma(1)
	Six Months Ended			Six Months Ended
	June 30,			June 30,
			%			%
	2006	2005	Change	2006	2005	Change
Revenues (less agency commissions)	$149,626	$126,297	18%	$152,211	$144,573	5%
Operating expenses:
Operating expenses before depreciation, amortization and loss on disposal of assets, net:	90,602	78,279	16%	92,742	89,378	4%
Corporate and administrative	6,660	5,777	15%	6,660	5,777	15%
Depreciation and amortization of intangible assets	17,350	11,291	54%	18,018	15,203	19%
Loss on disposals of assets, net	271	84	223%	271	84	223%

	114,883	95,431	20%	117,691	110,442	7%

Operating income	34,743	30,866	13%	34,520	34,131	1%
Other income (expense):
Miscellaneous income, net	405	453	(11)%	405	453	(11)%
Interest expense	(32,123)	(22,425)	43%	(32,548)	(28,884)	13%
Loss on early extinguishment of debt	(110)	(4,770)	(98)%	(110)	(4,770)	(98)%

Income from continuing operations before income tax expense	2,915	4,124	(29)%	2,267	930	144%
Income tax expense	1,149	1,622	(29)%	911	363	151%

Income from continuing operations	1,766	2,502	(29)%	1,356	567	139%
Income from operations of discontinued publishing and wireless operations net of income tax expense of $0, $746, $0 and $1,941, respectively	—	2,966	(100)%	—	2,966	(100)%

Net income	1,766	5,468	(68)%	1,356	3,533	(62)%
Preferred dividends (includes accretion of issuance cost of $44, respectively)	1,629	1,629	0%	1,629	1,629	0%

Net income (loss) available to common stockholders	$137	$3,839	(96)%	$(273)	$1,904	(114)%

Basic per share information:
Net income (loss) from continuing operations available to common stockholders	$—	$0.02		$(0.01)	$(0.02)
Income from discontinued operations, net of tax	—	0.06		—	0.06

Net income available to common stockholders	$—	$0.08		$(0.01)	$0.04

Weighted average shares outstanding	48,767	48,619	0%	48,767	48,619	0%

Diluted per share information:
Net income (loss) from continuing operations available to common stockholders	$—	$0.02		$(0.01)	$(0.02)
Income from discontinued operations, net of tax	—	0.06		—	0.06

Net income (loss) available to common stockholders	$—	$0.08		$(0.01)	$0.04

Weighted average shares outstanding	48,782	48,948	0%	48,767	48,948	0%

Political revenue (less agency commission)	$6,482	$980	561%	$6,562	$1,299	405%
Guidance for the Third Quarter of 2006

Gray Television, Inc.
Earnings Release for the six months ended June 30, 2006	Page 7 of 11

We currently anticipate that Gray’s broadcasting results of operations for the three months ended September 30, 2006 will approximate the ranges presented in the table below.

		%	%		%	%
	2006	Change	Change	2006	Change	Change
	Guidance	From	From	Guidance	From	From
	Low	Actual	Pro Forma	High	Actual	Pro Forma	Actual	Pro Forma
Selected operating date:	Range	2005	2005	Range	2005	2005	2005	2005
				(dollars in millions)
OPERATING REVENUES:
Revenues (less agency commissions)	$82,500	32%	16%	$85,000	36%	19%	$62,281	$71,280

OPERATING EXPENSES:
(before depreciation, amortization and other expenses)
Broadcast	$48,250	21%	7%	$48,750	22%	8%	$40,019	$45,262
Corporate	$3,200	1%	1%	$3,500	11%	11%	$3,155	$3,155

OTHER SELECTED DATA:
Broadcast political revenues (less agency commissions)	$10,000			$12,000			$448	$647
Pro Forma information presents certain operating results of WSAZ and WNDU as if each station had been acquired on January 1, 2005.
Comments on Guidance
     Gray currently intends to launch additional digital second channels during the third quarter of 2006. By September 30, 2006, Gray expects to be operating a total of 30 digital second channels including five Fox affiliates, nine CW affiliates and 16 MyNetworkTV affiliates.
     The above guidance for broadcasting revenue reflects the cyclical impact of political advertising spending.
     The above third quarter 2006 guidance for broadcasting revenue also includes the impact of Gray’s launch of digital second channels in its existing television markets since July 1, 2005 and the acquisition of television stations WSWG, Albany GA on November 10, 2005, WSAZ, Charleston - Huntington, WV on November 30, 2005 and WNDU, South Bend, IN on March 3, 2006. Collectively these transactions account for approximately $11.0 million of the overall increase in third quarter broadcast revenue in comparison to the third quarter of 2005 on an “as reported” basis. On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU total broadcasting net revenue is expected to increase between 16% and 19%.
     For television stations and digital secondary channels continuously operated since July 1, 2005, Gray currently anticipates that its local and national revenue, excluding political revenue, will increase approximately 3% over the third quarter of 2005. On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU local and national revenue, excluding political revenue, is expected to increase approximately 3% over the pro forma results for the third quarter of 2005.
     The above third quarter 2006 guidance for broadcasting operating expense before depreciation, amortization, and other expenses also includes the current period impact of Gray’s launch of digital second channels and the acquisition of several television stations as discussed above. Collectively these

Gray Television, Inc.
Earnings Release for the six months ended June 30, 2006	Page 8 of 11

transactions account for approximately $6.9 million of the overall increase in third quarter broadcast operating expense before depreciation, amortization and other expenses in comparison to the third quarter of 2005 on an “as reported” basis.
     On a pro forma(1) basis, after giving effect to the acquisition of television stations WSAZ and WNDU total broadcasting operating expense before depreciation, amortization and other expenses is expected to increase between 7% and 8%. The launch or planned launch of digital second channels is anticipated to produce approximately $1.3 million, or 3 percentage points, of this expense increase during the third quarter of 2006 compared to the third quarter of 2005. In addition, national sales representative commissions on the anticipated net political revenue is expected to account for between 1 and 2 percentage points of the overall expense increase. Basic operating expenses are expected to increase less than 3% after excluding the impact of the additional digital second channels and the national sales representative commissions on the anticipated net political revenue.
     For television stations and secondary channels continuously operated since July 1, 2005, Gray currently anticipates that operating expenses before depreciation, amortization and other expenses will increase approximately 3% from the third quarter of 2005. National sales representative commissions on the anticipated net political revenue is expected to account for approximately 1 percentage point of the overall expense increase.
     Also included within the broadcast operating expense estimates presented above, Gray currently estimates that the non-cash 401(k) plan expense will approximate $550,000 for the three months ended September 30, 2006 compared with $469,000 for the same period of 2005.
     The guidance above for corporate expense for the three months ended September 30, 2006 includes an estimated $200,000 of non-cash expense currently anticipated in connection with the Company’s adoption on January 1, 2006 of Statement of Financial Accounting Standard No. 123, (revised 2005) which relates to new accounting rules for expensing stock based compensation.
Conference Call Information
     Gray Television, Inc. will host a conference call to discuss its second quarter operating results on August 9, 2006. The call will begin at 2:00 PM Eastern Time. The live dial-in number is 1-800-565-5442 and the confirmation code is 2649773. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1-719-457-0820, Confirmation Code: 2649773 until September 9, 2006.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

Gray Television, Inc.
Earnings Release for the six months ended June 30, 2006	Page 9 of 11

Reconciliations:
Reconciliation of Net Income to the Non-GAAP term “Adjusted Broadcast Cash Flow” (in thousands):

	As Reported		Pro Forma(1)
	Three Months Ended		Three Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(in thousands)		(in thousands)
Net income	$4,320	$3,393	$4,320	$2,755
Adjustments to reconcile to Adj. Broadcast Cash Flow:
Depreciation and amortization of intangible assets	9,022	5,671	9,022	7,624
Amortization of non-cash stock based compensation	193	98	193	98
Loss on disposals of assets, net	189	51	189	51
Miscellaneous (income) expense, net	(59)	(159)	(59)	(158)
Interest expense	16,656	11,312	16,656	14,854
Loss on early extinguishment of debt	—	4,770	—	4,770
Income tax expense	2,809	1,472	2,809	1,032
(Income) loss from discontinuing operations	—	(1,140)	—	(1,140)
Amortization of program broadcast rights	3,500	2,842	3,500	2,842
Common Stock contributed to 401(k) Plan excluding corporate 401(k) contributions	554	462	554	462
Network compensation revenue recognized	(361)	(1,407)	(361)	(1,407)
Network compensation per network affiliation agreement	524	2,060	524	2,060
Payments for program broadcast rights	(3,484)	(2,853)	(3,484)	(2,853)

Adjusted Broadcast Cash Flow	$33,863	$26,572	$33,863	$30,990

	As Reported		Pro Forma(1)
	Six Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(in thousands)		(in thousands)
Net income	$1,766	$5,468	$1,356	$3,533
Adjustments to reconcile to Adj. Broadcast Cash Flow:
Depreciation and amortization of intangible assets	17,350	11,291	18,018	15,203
Amortization of non-cash stock based compensation	391	196	391	196
Loss on disposals of assets, net	271	84	271	84
Miscellaneous (income) expense, net	(405)	(453)	(405)	(453)
Interest expense	32,123	22,425	32,548	28,884
Loss on early extinguishment of debt	110	4,770	110	4,770
Income tax expense	1,149	1,622	911	363
(Income) loss from discontinuing operations	—	(2,966)	—	(2,966)
Amortization of program broadcast rights	6,804	5,657	6,804	5,657
Common Stock contributed to 401(k) Plan excluding corporate 401(k) contributions	1,126	967	1,126	967
Network compensation revenue recognized	(581)	(3,050)	(581)	(3,050)
Network compensation per network affiliation agreement	1,048	4,162	1,048	4,162
Payments for program broadcast rights	(6,770)	(5,668)	(6,770)	(5,668)

Adjusted Broadcast Cash Flow	$54,382	$44,505	$54,827	$51,682

See the next page for the definition of “Adjusted Broadcast Cash Flow”

Gray Television, Inc.
Earnings Release for the six months ended June 30, 2006	Page 10 of 11

This press release includes the non-GAAP financial measures of Adjusted Broadcast Cash Flow, which is reconciled to net income (loss). Adjusted Broadcast Cash Flow is used by the Company to approximate the amount used to calculate key financial performance covenants including, but not limited to, limitations on debt, interest coverage, and fixed charge coverage ratios as defined in the Company’s senior credit facility and/or subordinated note indenture. Adjusted Broadcast Cash Flow is defined as operating income, plus depreciation and amortization (including amortization of program broadcast rights), non-cash compensation and (gain) loss on disposal of assets and cash payments received or receivable under network affiliation agreements less payments for program broadcast obligations, less network compensation revenue and less income (loss) from discontinued operations, net of income taxes. Adjusted Cash Flow is used in addition to and in conjunction with results presented in accordance with GAAP. Adjusted Cash Flow should be considered as a supplement to, and not as a substitute for net income (loss) calculated in accordance with GAAP.
Notes
(1) The pro forma presentation gives effect to the results of operations for the acquisition of television stations WSAZ, Charleston — Huntington, WV on November 30, 2005 and WNDU, South Bend, IN on March 3, 2006 as if each station had been acquired on January 1, 2005. Due to the relative size of the acquisition of KKCO, Grand Junction, CO and WSWG, Albany, GA, the results of operations for KKCO and WSWG are included as of their respective acquisition date in both the “As Reported” and “Pro Forma” results.
(2) Total debt as of June 30, 2006 and December 31, 2005 does not include $729,000 and $811,000, respectively, of unamortized debt discount on Gray’s 9 1/4% Senior Subordinated Notes due March 2011. The decrease is due to the amortization of the discount.
The Company
Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. Gray operates 36 television stations serving 30 markets. Each of the stations are affiliated with either CBS (17 stations), NBC (10 stations), ABC (8 stations), or Fox (1 station). In addition, Gray currently operates 13 digital multi-cast television channels, which are currently affiliated with either UPN or Fox in certain of its existing markets.
Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act
The comments on Gray’s current expectations of operating results for the third quarter of 2006 are “forward looking” for purposes of the Private Securities Litigation Reform Act of 1995. Actual results of operations are subject to a number of risks and uncertainties and may differ materially from the current expectations discussed in this press release. All information set forth in this release and its attachments is as of August 9, 2006. Gray does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Information about potential factors that could affect Gray’s business and financial results is included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in Gray’s Annual Report on Form 10-K for the year ended December 31, 2005 which is on file with the SEC and available at the SEC’s website at www.sec.gov. Additional information will also be set forth in those sections in Gray’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

Gray Television, Inc.
Earnings Release for the six months ended June 30, 2006	Page 11 of 11